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                                                                    EXHIBIT 15.1
                                                                    ------------

April 14, 1999



To the Stockholders and Board of Directors of Cable Design Technologies Corporation:

We are aware that Cable Design Technologies Corporation has incorporated by reference in its Registration Statement on Form S-8 dated April 15, 1999, its Form 10-Q for the quarters ended January 31, 1999 and October 31, 1998, which include our reports dated February 24, 1999 and November 25, 1998, respectively, covering the unaudited interim financial statement information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


ARTHUR ANDERSEN LLP